AGREEMENT AND PLAN OF MERGER

by and among

VALOR GOLD CORP.,

VALOR GOLD ACQUISITION CORP.

RED BATTLE CORP.

PERSHING GOLD CORPORATION

Dated as of May 24, 2012

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into as of May 24, 2012, by and among VALOR GOLD CORP., a Delaware corporation (“Parent”); VALOR GOLD ACQUISITION CORP. a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”); RED BATTLE CORP., a Delaware corporation (the “Company”); and PERSHING GOLD CORPORATION, a Nevada corporation and the holder of all of the capital stock of the Company (the “Stockholder”)  Parent, Buyer, Company and the Stockholder are each a “party” and together are “parties” to this Agreement.

R E C I T A L S

WHEREAS, the Company is the holder of 100% of the outstanding membership interests of each of Arttor Gold LLC and Noble Effort Gold LLC (collectively, the “Gold Operating Subsidiaries” and each, a “Gold Operating Subsidiary”), which own and operate junior gold exploration businesses;

WHEREAS, the Stockholder owns 100% of the issued and outstanding capital stock of the Company; and

WHEREAS, the Boards of Directors of Parent, Buyer, the Company and the Stockholder have each approved the acquisition of the Company by merger of the Company with and into the Buyer, with the Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of the capital stock of the Company will be converted into the right to receive the Merger Consideration (as defined herein); and

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a)           the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the schedules delivered pursuant to this Agreement, the following definitions shall apply:

“AAA Rules” has the meaning set forth in Section 9.15.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger, as amended or supplemented, together with all exhibits and schedules attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Arttor Payment Deferral” means that certain Deferral Agreement, in the form attached hereto as Exhibit D by and between Arthur Leger and Arttor Gold LLC pursuant to which Mr. Leger agrees to waive payments of all royalty fees payable under the amended and restated lease agreements by and between Arttor Gold LLC and Mr. Leger related to the Red Rock Mineral Property and the North Battle Mountain Mineral Prospect, each due on the first anniversary of such lease until the second anniversary of such lease.

 “Business” means the business of the Company and the Gold Operating Subsidiaries as conducted immediately prior to the Closing Date, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects, liabilities and personnel.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Denver, Colorado.

“Buyer” has the meaning set forth in the preamble to this Agreement.

 “Cash Portion of the Merger Consideration” means $2,000,000 payable to the Stockholder as Merger Consideration.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.6.

“Claim” has the meaning set forth in Section 8.3.

“Claim Notice” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.11.

“Closing Date” means the date of the Closing as set forth in Section 2.11.

 “Code” has the meaning set forth in the preamble to this Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

 “Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Current Balance Sheet” means the unaudited Balance Sheet of each Gold Operating Subsidiary dated as of March 31, 2012.

“DGCL” has the meaning set forth in Section 2.1.

 “Effective Time” has the meaning set forth in Section 2.2.

“Employee” or “Employees” means any individual who is (a) an employee of the Company immediately prior to the Closing Date and (b) employees of the Company on any authorized leave of absence, including, without limitation, short- or long-term disability leave, worker’s compensation leave or vacation leave as of the Closing Date.

 “Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Estoppel Certificates”  means estoppel certificates, in the form attached hereto as Exhibit E, executed by Mr. Leger relating to the mining leases and properties of the Gold Operating Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

 “Indemnified Directors and Officers” has the meaning set forth in Section 6.6(a).

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Income Taxes” has the meaning set forth in Section 7.2.

 “Knowledge” or “Known” shall mean the actual knowledge (without investigation) of the Stockholder.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

 “Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5.

“Note Portion of the Merger Consideration” means the 5% promissory note of the Parent in the principal amount of $500,000 issuable to the Stockholder as part of the Merger Consideration.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Indemnified Party” has the meaning set forth in Section 8.1.

“Parent Indemnifying Party” has the meaning set forth in Section 8.2.

“Parent Shares” shall mean shares of common stock, par value $0.0001 per share, of Parent (or its permitted successor) delivered to the Stockholder as part of the Merger Consideration.

“Pershing Cancellation Shares” means 1,750,000 shares of Pershing Gold Corporation held by Arthur Leger which Mr. Leger has agreed to surrender for cancellation in conjunction with the Merger.

“Pershing Shares Cancellation Agreement” means the agreement dated as of the date hereof between Pershing and Arthur Leger pursuant to which Mr. Leger agrees to deliver the Pershing Cancellation Shares to Pershing for cancellation along with duly executed and medallion guaranteed stock powers.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.2.

“Royalty Deed” means a Production Royalty Deed, in the form attached hereto as Exhibit C by and between Arthur Leger and Pershing Royalty Company, a wholly owned subsidiary of Stockholder, pursuant to which Mr. Leger grants a 1% net smelter returns production royalty to Pershing Royalty Company on all minerals produced from certain claims leased to the Gold Operating Subsidiaries by Mr. Leger.

 “SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

 “Share” and “Shares” has the meaning set forth in Section 2.5 and includes all options, warrants or other securities convertible into shares.

“Stock Representations” has the meaning set forth in Section 8.1(c).

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Stockholder Indemnified Party” has the meaning set forth in Section 8.2.

“Stockholder Indemnifying Party” and “Stockholder Indemnifying Parties” has the meaning set forth in Section 7.1.

“Stock Portion of the Merger Consideration” means that portion of the Merger Consideration that is evidenced by the 25,000,000 Parent Shares issued to the Stockholder.

 “Straddle Period” has the meaning set forth in Section 7.3.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries; and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

 “Subsidiary Financial Statements” means the (a) audited balance sheets of each of the Gold Operating Subsidiaries as of December 31, 2011, and the related audited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal year then ended; and (b) unaudited balance sheet of each of the Gold Operating Subsidiaries as of March 31, 2012 (each, a “Subsidiary Interim Balance Sheet”) and the related unaudited statement of income for the three (3) months then ended and annexed hereto on Schedule 3.6.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means:  (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, escheat, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

“Tax Claim” has the meaning set forth in Section 7.6.

“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Period” has the meaning set forth in Section 3.7

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

 “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company.

 “Threshold” has the meaning set forth in Section 8.1(c).

ARTICLE II
THE MERGER

2.1           The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Buyer (the “Merger”).  Following the Merger, Company shall continue as the surviving entity (the “Surviving Entity”) and the separate corporate existence of the Buyer shall cease.  Parent, as the sole owner of Buyer, hereby approves the Merger and this Agreement.

2.2           Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger with the Company, substantially in the form of Exhibit A (the “Certificate of Merger”) shall be duly executed and acknowledged by Buyer and thereafter delivered to the Secretary of State of Delaware for filing.  The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the States of Delaware or such later time as Parent and the Stockholder may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3           Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Buyer shall become the debts, liabilities and obligations of the Surviving Entity.

2.4           Certificate of Incorporation, Bylaws and Directors and Officers.  The certificate of incorporation of the Buyer shall, without further action, be terminated, and the certificate of incorporation and bylaws of Company in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Entity until amended in accordance with applicable law.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and the officers of Buyer at the Effective Time shall become the directors and the officers of the Surviving Entity and the officers and directors of the Company shall cease to act as such effective as of the Effective Time.

2.5           Conversion of Shares.  At the Effective Time, by virtue of the Merger (and without any action on the part of Buyer or the Company), the shares of Common Stock (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall, collectively, be converted into the right to receive the Merger Consideration.  The “Merger Consideration” is the aggregate consideration comprised of (i) the Cash Portion of the Merger Consideration, (ii) the Stock Portion of the Merger Consideration, and (iii) the Note Portion of the Merger Consideration.  Except as otherwise specifically provided herein, the Pershing Share Cancellation Agreement and the Royalty Deed shall constitute “Additional Merger Consideration”

2.6           Exchange of Shares for Merger Consideration. At the Effective Time, the Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such Shares (the “Certificates”) shall thereafter represent the right to receive the Merger Consideration.

2.7           Intentionally Omitted.

2.8           Buyer Common Stock.  Each share of Buyer common stock, par value $0.0001 per share, held by Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, be converted into the right to receive one (1) share of common stock of the Surviving Entity.

2.9           Delivery of Certificates, Note and Cash.

(a)           Delivery.  At the Closing, the Stockholder shall deliver its Certificate(s) to Parent and Parent shall deliver in exchange therefor payment of the Merger Consideration, to wit: the Cash Portion of the Merger Consideration to be paid by wire transfer of immediately available funds to such account as shall have been designated by the Stockholder, the Stock Portion of the Merger Consideration to be paid by delivery to the Stockholder of a certificate representing 25,00,000 Parent Shares, the Note Portion of the Merger Consideration, to be paid by delivery of such to the Stockholder, in the form attached hereto as Exhibit B, the Royalty Deed, to be delivered to the Stockholder in the form attached hereto as Exhibit C and the Pershing Cancellation Shares, to be delivered to the Stockholder along with duly executed medallion guaranteed stock powers.  Upon delivery of the Merger Consideration, the Certificate(s) so surrendered by the Stockholder shall forthwith be canceled.

(b)           No Further Transfers.  The Merger Consideration paid upon the surrender of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time.

(c)           Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.10           Intentionally Omitted.

2.11           The Closing.  Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Sichenzia Ross Friedman Ference, LLP, legal counsel to Parent and Buyer, located at 61 Broadway, 32nd Floor, New York, New York 10006, contemporaneously with the execution of this Agreement, or at such other place or at such other time or on such other date as the Stockholder and Parent may mutually agree upon in writing, provided that all conditions to closing have been satisfied and closing deliveries required of the parties in this Article II have been delivered (the day on which the Closing takes place being the “Closing Date”).  The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service courier.

2.12           Closing Deliveries by the Stockholder and the Company.  At the Closing, against delivery of, among other things, the Merger Consideration, the Stockholder shall deliver or cause to be delivered to Parent:

(a)           the Certificates in accordance with Section 2.9;

(b)           All minute books, seals and other records of the Company and the Gold Operating Subsidiaries, provided that such minute books, seals and other records shall not be required to be received by Parent prior to the Closing;

(c)           Certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(d)           Copies, certified by the Secretary of State of Delaware of the Certificate of Incorporation of the Company, and all amendments thereto;

(e)           Copies, certified the by Secretary or Assistant Secretary of the Company as of the Closing Date, of the bylaws of the Company, and all amendments thereto;

(f)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Company, of the resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(g)           the Certificate of Merger duly executed by the Company;

(h)           the Arttor Payment Deferral, executed by a duly authorized signatory of Arttor Gold LLC;

(i)           the Royalty Deed, executed by a duly authorized signatory of Pershing Royalty Company, a wholly owned subsidiary of the Stockholder;

(j)           the Pershing Share Cancellation Agreement, duly executed by an authorized signatory of the Stockholder;

(k)           True and correct copies of the Subsidiary Financial Statements and the Current Balance Sheet of each Gold Operating Subsidiary.

2.13           Closing Deliveries by Parent and Buyer  At the Closing, against delivery of, among other things, the Certificates, Buyer and Parent shall deliver to the applicable Stockholder:

(a)           the Merger Consideration;

(b)           stock certificates evidencing the Stock Portion of Merger Consideration;

(c)           Certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of Parent as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(d)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Parent, of the bylaws of Parent and all amendments thereto and resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(e)           Certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of Buyer as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(f)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer, of the resolutions of the Board of Directors of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(g)           Copies, certified by the Secretary of State of Delaware of the Certificate of Incorporation of Buyer, and all amendments thereto;

(h)           Copies, certified the by Secretary or Assistant Secretary of Buyer as of the Closing Date, of the bylaws of Buyer, and all amendments thereto;

 (i)           the Arttor Payment Deferral duly executed by Arthur Leger;

(k)           the Royalty Deed, duly executed by Arthur Leger;

(l)           the Pershing Cancellation Shares along with a medallion guaranteed stock power duly executed by Leger;

(m)           the Pershing Share Cancellation Agreement, duly executed by Arthur Leger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder, hereby represents and warrants as of the date hereof to Buyer, and Parent as follows:

3.1           Organization and Qualification of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Company and its Subsidiaries have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on the Business as it has been and is currently conducted.  Each of the  Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for other jurisdictions in which the failure to be so qualified to do business or be in good standing shall not have a Material Adverse Effect.  Schedule 3.1 correctly lists with respect to the Company and its Subsidiaries each jurisdiction in which such entities are qualified to do business as a foreign corporation, and its directors and executive officers.  The Stockholder has delivered to Buyer complete and correct copies of the charter and bylaws of the Company as in effect as of the Closing Date.

(c)           To the Knowledge of the Stockholder, the Company and its Subsidiaries own all assets and rights necessary to conduct the Business of the Company, as presently conducted.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 3,000 shares of Common Stock.  As of the date hereof, 1,000 Shares of Common Stock are issued and outstanding and the Stockholder is the sole record holder of such Shares.  Except as set forth in the preceding sentence or on Schedule 3.2, there are no shares of capital stock of the Company issued and outstanding.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.  None of the Shares were issued in violation of any preemptive rights or are subject to any preemptive rights of any Person.  All of the Shares have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law.  No legend or other reference to any Encumbrance appears upon any certificate representing the Shares, except for customary legends with respect to transfer restrictions for restricted securities under federal and state securities Laws.

(b)           There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Stockholder or the Company or any contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Company, including, but not limited to the Shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  There are no outstanding contractual obligations of any of the Stockholder or the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Company, including, but not limited to the Shares.  Except as described on Schedule 3.2, the  Company neither owns or has any contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3           Stock Ownership by Stockholder.  The Stockholder has good title to, and is the sole record and beneficial owner of, the Shares and the Shares owned by the Stockholder are free and clear of any and all Encumbrances.  The Stockholder is not a party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares owned by the Stockholder other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

3.4           Authorization; Enforceability.  The execution, delivery and performance of this Agreement by the Stockholder and the Company and the consummation by the Stockholder and the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Stockholder and the Company, respectively.  This Agreement has been duly executed and delivered by the Stockholder and the Company, and assuming due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes a valid and binding obligation of the Stockholder and the Company enforceable against the Stockholder and the Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.5           No Conflict; Governmental Consents.  The execution, delivery and performance of this Agreement by the Stockholder and the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Company, (ii) conflict with or violate in any material respect any Law or Order applicable to the Stockholder or, to the Knowledge of the Stockholder, the Company, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares owned by the Stockholder or on any of the other assets or properties of the Stockholder pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Stockholder is a party or by which any of the Shares owned by the Stockholder or any of such other assets or properties is bound or affected, except as would not reasonably be expected to result in a Material Adverse Effect on the Stockholder.. The execution, delivery and performance of this Agreement by the Stockholder and, to the Knowledge of the Stockholder, the Company, do not and will not require any Approval or Order of any Governmental Entity.

3.6           Intentionally Omitted.

3.7           Taxes.  Except as set forth in Schedule 3.7 (with subsection references corresponding to those set forth below) during the period beginning on the date of acquisition of the Gold Operating Subsidiaries by the Stockholder through and including the Closing Date (such period, the “Tax Period”):

(a)           All Tax Returns required to be filed by or with respect to the Company and the Gold Operating Subsidiaries in respect of the Tax Period have been timely filed, and, to the knowledge of the Stockholder, all such Tax Returns are complete and correct in all material respects.  The Company and the Gold Operating Subsidiaries have paid (or there has been paid on its behalf) all Taxes, whether shown on any Tax Returns, that are due from or with respect to it for the periods covered by such Tax Returns and have made all required estimated payments of Tax sufficient to avoid any penalties for underpayment.

(b)           To the knowledge of the Stockholder, no claim has been made, in respect to the Tax Period, by an authority in a jurisdiction where the Company or either Gold Operating Subsidiary, as the case may be, does not file a Tax Return that the Company or any Gold Operating Subsidiary may be subject to taxation in that jurisdiction and no basis exists for any such claim.  There is no proposed assessment and no audit, examination, suit, investigation or similar proceeding pending or to the Knowledge of the Stockholder, proposed or threatened with respect to Taxes of the Company or any Gold Operating Subsidiary for the Tax Period and, to the Knowledge of the Stockholder, no basis exists therefor.  For the purposes of this Section 3.7 only, the “Knowledge of the Stockholder” shall be deemed to exclude any fact or circumstance actually known by Arthur Leger or David Rector.

3.8           Litigation; Compliance with Laws.

(a)           To the Knowledge of the Stockholder, there is no Action pending or threatened against or affecting any of the Company, the Gold Operating Subsidiaries, or any of their respective assets.

(b)           Neither the Stockholder, the Company or either Gold Operating Subsidiary is (i) to the Knowledge of the Stockholder, in violation of any applicable Law or (ii) to the Knowledge of the Stockholder, subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject.  To the Knowledge of the Stockholder, the Company, since inception, and the Gold Operating Subsidiaries, since the dates of their respective acquisitions by the Stockholder, have been in compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets, except as would not reasonably be expected to result in a Material Adverse Effect on the Stockholder.

(c)           Except as provided in Schedule 3.8, to the Knowledge of the Stockholder, the Stockholder has not received either in its own capacity or as a representative of the Company, since inception, or either Gold Operating Subsidiary, at any time since their respective dates of acquisition by Pershing, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except as would not reasonably be expected to result in a Material Adverse Effect on the Stockholder.

3.9           No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Stockholder, the Company, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.10           Disclosure.  To the Knowledge of the Stockholder all factual information (taken as a whole) heretofore or contemporaneously requested by Parent or Buyer and furnished to Parent or Buyer by or on behalf of Stockholder and the Company or its representatives for purposes of or in connection with this Agreement or the transactions contemplated herein was materially true and accurate on the date as of which such information is dated and the Stockholder does not believe such factual information is materially incomplete in any respect.  For the purposes of this Section 3.10 only, the “Knowledge of the Stockholder” shall be deemed to exclude any fact or circumstance actually known by Arthur Leger or David Rector.

ARTICLE IV
INTENTIONALLY OMITTED

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Buyer jointly and severally represent and warrant to the Stockholder and agrees as follows:

5.1           Organization and Authority of Parent and Buyer.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the execution, delivery and performance of this Agreement by the Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent.  The Parent Shares to be issued to the Stockholder as part of the Merger Consideration have been duly authorized by all necessary corporate action on the part of Parent and, upon receipt of the Shares from the Stockholder, will be validly issued, fully paid and non-assessable.  This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Stockholder, the Company and Buyer, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(b)           Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the execution, delivery and performance of this Agreement by the Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the Stockholder, the Company and the Parent, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(c)           Buyer has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on its business as it has been and is currently conducted, except as would not reasonably be expected to result in a Material Adverse Effect on the Buyer.  The Buyer is duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for other jurisdictions in which the failure to be so qualified to do business or be in good standing shall not have a Material Adverse Effect.  The Buyer has delivered to the Stockholder and the Company complete and correct copies of the charter and bylaws of the Buyer as in effect as of the Closing Date.

(d)   The Parent has good title to, and is the sole record and beneficial owner of, 100% of the issued and outstanding shares of the Buyer and such shares are free and clear of any and all Encumbrances.  The Parent is not a party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of the Buyer owned by the Parent other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

5.2           Capitalization.

(a)           The authorized capital stock of the Parent consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.  As of the date hereof, after giving effect to the Merger and the consummation of the transactions contemplated hereby, the capitalization of the Parent will be as set forth on Schedule 5.2 hereof.  No shares of preferred stock are issued and outstanding.  All of the shares of Parent common stock, including the Parent Shares, have been duly authorized and validly issued and are fully paid and non-assessable.  None of the Parent shares, including the Parent Shares, was issued in violation of any preemptive rights or is subject to any preemptive rights of any Person.  No legend or other reference to any Encumbrance appears upon any certificate representing the Stock Portion of the Merger Consideration, except for customary legends with respect to transfer restrictions for restricted securities under federal and Delaware securities Law.

(b)           Except as set forth on Schedule 5.2 hereof, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Parent, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Parent, including, but not limited to the Parent shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  There are no outstanding contractual obligations or plans of the Parent to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Parent.  There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent common stock may vote.

(c)           The authorized capital stock of the Buyer consists of 3,000 shares of common stock and 0 shares of preferred stock.  As of the date hereof, there are 1,000 shares of common stock outstanding, 100% of which are held by the Parent.  No shares of preferred stock are issued and outstanding.  All of the shares of Buyer common stock, have been duly authorized and validly issued and are fully paid and non-assessable.  None of the Buyer shares, were issued in violation of any preemptive rights or is subject to any preemptive rights of any Person.

(d)           Except as set forth on Schedule 5.2 hereof, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Buyer, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Buyer, including, but not limited to the Buyer shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  There are no outstanding contractual obligations or plans of the Buyer to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Buyer.  There are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Buyer common stock may vote.

5.3           Litigation; Compliance with Laws.

(a)           To the Knowledge of the Buyer, there is no Action pending or threatened against or affecting the Buyer or any of its assets.

(b)           To its knowledge, neither the Parent nor the Buyer is in violation of any applicable Law or, to the Knowledge of the Parent or the Buyer, subject to or in default with respect to any Order to which it, or its properties or assets (owned or used), is subject except as would not reasonably be expected to result in a Material Adverse Effect on the Parent or Buyer, as the case may be.  To the Knowledge of the Buyer, at all times since inception, Buyer has been in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except as would not reasonably be expected to result in a Material Adverse Effect on the Buyer.

(c)           To the Knowledge of the Parent and except as may be set forth in the Parent’s filings with the SEC, there is no Action pending or threatened against or affecting the Parent or any of its assets.

5.4           No Conflict; Governmental Consents.

(a)           The execution, delivery and performance of this Agreement by the Parent and Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Parent or Buyer, (ii) conflict with or violate in any material respect any Law or Order applicable to any of the Parent or Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Parent or Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Parent or Buyer is a party or by which any of its assets or properties is bound or affected, except as would not reasonably be expected to result in a Material Adverse Effect on the Parent or Buyer.

(b)           The execution, delivery and performance of this Agreement by the Parent does not and will not require any Approval or Order of any Governmental Entity.

5.5           SEC Reporting.  Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws.  None of the Parent’s subsidiaries is required to file periodic reports with the SEC.  To the Parent’s knowledge, no investigation by the SEC with respect to the Parent or any of its subsidiaries is pending or threatened.

5.6           Officer and Directors.  To the Parent’s knowledge, none of the officers or directors of Parent or any of its subsidiaries: (i)has been convicted of any felony or misdemeanor or named as a subject of a criminal proceeding within the past ten (10) years (excluding traffic violations and other minor offenses but including in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser); (ii) is subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily enjoining or restraining, or is subject to any order, judgment, or decree of any court of competent jurisdiction, entered within the past five (5) years, permanently enjoining or restraining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser; (iii) is subject to an order of the SEC entered pursuant to Sections 15(b), 15B(a), or 15B(c) of the Exchange Act, or Section 203(e) or (f) of the Investment Advisers Act of 1940; (iv) is suspended or expelled from membership in, or suspended or barred from association with a member of, a national securities exchange registered under Section 6 of the Exchange Act or a national securities association registered under Section 15A of the Exchange Act for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or (v) is subject to a United States Postal Service false representation order entered under 39 U.S.C. Section 3005 within the past five (5) years or is subject to a restraining order or preliminary injunction entered under 39 U.S.C. Section 3007 with respect to conduct alleged to have violated 39 U.S.C. Section 3005.

5.7           No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Parent, the Buyer, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

5.8           Disclosure.  To the Knowledge of the Parent and the Buyer all factual information (taken as a whole) heretofore or contemporaneously requested by Stockholder or the Company and furnished to the Stockholder or the Company by or on behalf of the Parent or the Buyer or its representatives for purposes of or in connection with this Agreement or the transactions contemplated herein was materially true and accurate on the date as of which such information is dated and neither the Parent nor the Buyer believes such factual information is materially incomplete in any respect

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Assumption of Risk by Parent and Buyer; No Reliance.

(a)           Each of Parent and Buyer, on behalf of themselves and their respective officers, directors, stockholders and affiliates hereby acknowledge and agree that: (i) it has had sufficient opportunity to conduct and has conducted a thorough due diligence investigation of the Company and the Gold Operating Subsidiaries prior to the date hereof, including an evaluation of the historical financial performance of the Company and the Gold Operating Subsidiaries and any projected financial information; (ii) the representations and warranties set forth in Article III are, subject to the limited recourse set forth in Articles VII and VIII, for informational purposes only, and, except as set forth in Articles VII and VIII, shall not give rise to any Claim in any manner (including, without limitation, breach of contract); and (iii) it is sophisticated in business transactions of the nature contemplated by this Agreement and understands the risks of engaging in a such a transaction with limited representations and warranties made by the Stockholder and limited recourse for breach thereof.

(b)            Each of Parent and Buyer, on behalf of themselves and their respective officers, directors, stockholders and affiliates, hereby acknowledge and agree that (i) neither the Company nor the Stockholder or their respective Affiliates or representatives has made or makes any representation or warranty, express or implied, relating to the Company, its Subsidiaries, the Business or the Company’s properties or assets or otherwise except for those representations and warranties expressly set forth in Article III and (ii) no Person has been authorized by the Stockholder to make any representation or warranty relating to the Company, Business or its assets or properties or otherwise in connection with the Merger, and if made, such statement must not be relied upon as having been authorized by the Company or the Stockholder.

6.2           Notices and Consents.  Each of the Stockholder and Parent agree that, in the event any Approval necessary to preserve for the Business, the Company or the Gold Operating Subsidiaries any right or benefit under any Contract to which the Company or either Gold Operating Subsidiary is a party, is not obtained prior to the Closing, the Stockholder will, subsequent to the Closing, on the reasonable request of Parent and at Parent’s sole cost and expense, cooperate with the Surviving Entity, Parent and its Subsidiaries in attempting to obtain such Approval as promptly thereafter as practicable.

6.3           Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Gold Operating Subsidiaries, the officers and directors of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take and will take, all such actions at Parent’s expense.

6.4           Stockholder’s Obligation to Close.  The Stockholder’s obligation to close the transaction set forth in this Agreement is expressly made subject to the satisfaction of the following conditions:

(a)           Parent shall be a publicly-reporting company whose shares of common stock, including the common stock included as the Stock Portion of the Merger Consideration, shall be quoted on the OTC bulletin board or on the OTCQB; and

(b)           Receipt by Stockholder of the Merger Consideration.

6.5           Employment Matters.  Parent and Buyer acknowledge that all employees of the Company, if any, before the Closing will remain employees of the Surviving Entity after the Closing, and that and any all expense and liability related to the employment and/or termination of such employees after the Closing will be borne solely by Parent and Buyer.

6.6           Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent shall, or shall cause the Surviving Entity to, fulfill and honor the obligations of the Company to the Company’s officers and directors (the “Indemnified Directors and Officers”) pursuant to the terms of the Company’s Certificate of Incorporation, By-Laws, and contractual obligations, each as in effect as of the date of this Agreement.

(b)           This Section 6.6 (i) shall survive the consummation of the Merger, (ii) is intended to benefit the Indemnified Directors and Officers and their heirs and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Parent or the Surviving Entity first arising after the Closing Date by contract or otherwise.  This Section 6.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Director and Officer under this Section 6.6 without the consent of such affected Indemnified Director and Officer.

(c)           If Parent or the Surviving Entity or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, assume all of the obligations of Parent or the Surviving Entity, as applicable, set forth in this Section 6.6.

(d)           As of the Effective Time, Parent or the Surviving Entity (with the election being at Parent’s option) shall have purchased and shall maintain in full force and effect for a period of six (6) years after the Closing Date (or, if any claim is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such claim) a directors’ and officers’ liability insurance policy or policies from one or more reputable carriers and shall use commercially reasonable efforts to provide each Indemnified Director and Officer coverage for events occurring prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) in the amount of at least $5 million and otherwise on terms and conditions reasonable and customary for companies comparable to Parent and that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof.  Nothing herein shall require the Parent to provide insurance for any Indemnified Director and Officer with insurance coverage for any action by any such Indemnified Director and Officer in breach of this Agreement or otherwise in connection with their fraud, willful misconduct or intentional misrepresentation or omission in connection with the transactions contemplated hereby.

6.7           Further Assurances.  Parent, Buyer and  the Stockholder shall (and Parent shall cause the Surviving Entity and the Gold Operating Subsidiaries to) provide reasonable cooperation to each other and their professional auditors  with respect to any audit, legal or tax inquiries or procedures following the Closing Date including, without limitation, in order to permit Parent to have prepared, at its sole cost and expense, audited financial statements as required for filing with the SEC.

6.8           Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement and Plan of Merger.  Each party recognizes and acknowledges that counsel for Parent has represented the Stockholder and the Buyer on other matters and may, in the future, represent the Stockholder and the Buyer in connection with various legal matters.  Stockholder and Buyer each hereby explicitly waive any conflict of interest and other allegations that it has not been represented by its own counsel.

.6.9           Financial Matters.  At the Closing Date, all intercompany obligations as set forth on the Financial Statements or recorded on the books and records of the Parties, due and owing from the Company or the Gold Operating Subsidiaries to Stockholder, or from Stockholder to the Company or the Gold Operating Subsidiaries, shall be cancelled.  All bank accounts of the Company and the Gold Operating Subsidiaries shall be maintained and any balances on the date hereof shall be conveyed and transferred to Buyer and the Surviving Company by virtue of the Merger.

ARTICLE VII
TAX MATTERS

7.1           Conveyance Taxes.  Parent and Buyer shall pay and be solely responsible for any transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

7.2           Pre-Closing Tax Returns.  The Stockholder shall timely prepare and file all Tax Returns of the Company required to be filed by the Company with respect to a period ending on or before the Closing Date (each such Tax Return, a “Pre-Closing Tax Return”).  Parent and Buyer shall cause the Company to execute and timely file any Pre-Closing Tax Return prepared in accordance with this Section 7.2 that will be filed after the Closing Date, other than any income consolidated Tax Return for a consolidated group of which the Stockholder is the common parent.  The cost of preparing all Pre-Closing Tax Returns shall be paid by the Stockholder.  All such Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, if any, unless otherwise required by applicable Law.  The Stockholder, the Buyer and the Parent will cooperate in good faith in connection with the exchange of information necessary for the preparation of all Pre-Closing Tax Returns.

7.3           Straddle Period.  The Parent and Buyer shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or its Subsidiaries required to be filed by the Company or its Subsidiaries, as the case may be, with respect to a period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") relating to Taxes a portion of which is owed by the Company and the Stockholder with respect to any pre-closing tax period or portion thereof ("Straddle Period Returns").  All Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law.  The Stockholder shall have the right to review and comment on each Straddle Period Return prior to the filing of such return.  The Stockholder and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Straddle Period Return, and mutually to consent to filing as promptly as possible to each Straddle Period Return.

7.4           Last Day of Taxable Period.  If the Company or its Subsidiaries is permitted under any applicable foreign, state or local income tax Law to treat the Closing Date as the last day of a taxable period of the Company or its Subsidiaries, the Stockholder and the Parent and Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period (i.e., a deemed closing of the books for Tax purposes).  For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be, in the case of Taxes that are based upon or related to income or receipts, be equal to the amount which would be payable if the taxable year ended on the Closing Date.

7.5           Tax Cooperation.  The Stockholder and the Buyer shall, upon written request of the other, (i) each provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or such returns, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Returns, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any such Tax Returns.  Without limiting the generality of the foregoing, the Buyer shall retain until the applicable statues of limitations (including any extensions) have expired, copies of all Pre-Closing Tax Returns and Straddle Period Returns, supporting work schedules, and other records or information that may be relevant to such returns, and shall not destroy or otherwise dispose of any such records without first providing the Stockholder with a reasonable opportunity to review and copy the same.  Each party shall bear its own expenses in complying with the foregoing provisions.

7.6           Required Notification.  The Buyer shall promptly notify the Stockholder in writing upon receipt by the Buyer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes with respect to any Pre-Closing Tax Returns and any Straddle Period Returns, and with respect to amounts which would be paid by the Stockholder or for which any of the Buyer or its Affiliates may be entitled to receive indemnity under this Agreement (each, a "Tax Claim").  The Stockholder, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at its sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that the Stockholder (i) notifies the Buyer in writing within twenty (20) days (or if a response to such Tax Claim is required within thirty (30) days and the Internal Revenue Service (or any other applicable state or local tax authority) refuses to grant an extension of at least ten (10) days, fifteen (15) days; provided that the Buyer shall be required to use reasonable efforts to obtain such an extension) of the Buyer's notification of the Stockholder of such Tax Claim of their intent to exercise their right to direct, control, and settle such Tax Claim, (ii) the Buyer shall be entitled to participate at its sole expense in such administrative or judicial proceedings and (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax to the Buyer or its Affiliates in respect of any Tax not indemnified under this Agreement by the Stockholder at the time of such settlement, the Stockholder may not settle any such proceeding without the prior written consent of the Buyer.

ARTICLE VIII
INDEMNIFICATION

8.1           Obligations of Stockholder.

(a)           Indemnification by Stockholder.  Subject to the limitations set forth this Section 8.1 and otherwise in this Article VIII, the Stockholder (the “Stockholder Indemnifying Party”), agrees to indemnify and hold harmless Parent, the Surviving Entity and their respective directors, officers and Affiliates and their successors and assigns (each a “Parent Indemnified Party”) from and against any and all Losses of the Parent Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon:

(i)           breach of any representation or warranty set forth in Article III; and

(ii)           all Taxes to the extent resulting from or relating to the ownership, management or use of and the operation of the Business prior to and including the Closing Date.

(b)           Intentionally Omitted.

(c)           Limitations on Liability.  The obligations of the Stockholder under this Section 8.1 shall be subject to the following limitations:

(i)           The Stockholder shall not have any liability to any Parent Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.1(a), until such time as the amount of all such liability shall collectively exceed $50,000 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Stockholder;

(ii)           Intentionally Omitted.

(i)           The maximum aggregate amount of Losses for which the Stockholder shall be liable pursuant to Sections 8.1(a), except for a breach of the representations and warranties contained in Sections 3.2 and 3.3, collectively, shall be limited to $2,500,000 (the “Indemnity Cap”). Notwithstanding anything herein to the contrary, Stockholder's total liability for Losses pursuant to this Article VIII shall be limited to (i) the amount of any unpaid balance due to Stockholder under the Note Consideration, on a dollar for dollar basis, by way of setoff of the principal balance thereof which shall be applied to the amount of any Losses first, and thereafter, (ii) the surrender to Parent for cancellation, up to 10 million Parent Shares, calculated on the basis of the Fair Market Value of such shares on the date the Stockholder provides written notice of a claim for Indemnification.  Notwithstanding the foregoing, if a dispute arises as to any liability for Losses pursuant to this Section 8.1. or if a third party claim is asserted against any Parent Indemnified Party, the value of the offsetting Parent Shares, if any, shall be calculated based on the Fair Market Value of such shares on the date such dispute is resolved or such claims are adjudicated and a judgment is entered, as the case may be.

(ii)            In no event shall the Stockholder’s aggregate liability to any Indemnified Party under Section 8.1 exceed the after tax amount of such Claim and all Claims shall be net of any insurance proceeds reasonably expected to be received in respect of Losses subject to such Claim.  The Parent Indemnified Parties shall use all reasonable efforts to collect any amounts available under applicable insurance policies with respect to Losses subject to a Claim.

8.2           Obligations of Parent.  Parent, Buyer and the Surviving Entity (collectively, the “Parent Indemnifying Parties”) agree to indemnify and hold harmless the Stockholder and its respective agents, representatives and Affiliates and their successors and assigns (each, a “Stockholder Indemnified Party”) from and against any and all Losses of the Stockholder Indemnified Party, directly or indirectly, as a result of, or based upon or arising from:

(a)           the ownership, management and operation of the Company, the Surviving Entity and the Business whether before, on or after the Closing Date, except (a) to the extent any such Losses are subject to indemnification by the Stockholder pursuant to Section 8.1 or (b) to the extent any such Losses are the result of fraud committed by the Stockholder; and

(b)           Buyer shall not have any liability to the Stockholder Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.2, until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by Buyer.  Also, in no event shall Buyer’s aggregate liability under Section 8.2 exceed the after-tax amount of such Claims.

8.3           Procedure.  A Stockholder Indemnified Party or a Parent Indemnified Party (each, an “Indemnified Party”) shall give the Parent Indemnifying Party or Stockholder Indemnifying Party (each, an “Indemnifying Party”), as applicable, notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Claim”), within forty-five (45) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of Business by the Indemnified Party.

8.4             Survival.

(a)           The representations and warranties of the Stockholder and Parent contained in this Agreement, including the Exhibits and the Schedules to this Agreement, shall survive the Closing until the first (1st) anniversary of the Closing Date.  An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is delivered to the Indemnifying Party on or before 5:00 p.m. ET of the one year anniversary of the Closing Date, except with respect to Claims of fraud committed by the Indemnifying Party.

(b)           Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a final, nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

8.5           Notice by Indemnifying Party.  The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VIII upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

8.6           Exclusive Remedy.  Other than rights to equitable relief, to the extent available under applicable law, each of the parties acknowledges and agrees that the sole and exclusive remedy for any Losses arising from Claims described in Sections 8.1 and 8.2 or any other Claims of every nature arising in any manner in connection with this Agreement, shall be indemnification in accordance with this Article VIII  including the offset of Losses through the reduction of the principal amount of the Note Portion of the Merger Consideration, as described in Section 8.1(c)(iii).

8.7           Mitigation.  Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.

8.8           Consequential and Other Damages.  No party shall be liable for any lost profits or consequential, special, punitive, indirect or incidental Losses or damages in connection with this Agreement.

ARTICLE IX
GENERAL

9.1             Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

9.2           Schedules; Exhibits; Integration.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

9.3           Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or in connection with this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

9.4           No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Stockholder and Parent.

9.5           Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.6           Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.7           Publicity and Reports.  The Stockholder and Parent shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as required by Law, no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of each of the Stockholder and Parent.

9.8           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

9.9           Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified mail, postage prepaid, return receipt requested as follows:

If to Parent, addressed to:

Valor Gold Corp.
200 S Virginia Street, 8th Floor
Reno, NV 89501
Facsimile:	(925) 938-0406

With a copy to:

Sichenzia Ross Friedman Ference LLP
Attn: Harvey Kesner, Esq.
61 Broadway, 32nd Floor
New York, NY 10006
Facsimile:	(212) 930-9725

If to Stockholder, addressed to:

Pershing Gold Corporation
1658 Cole Boulevard, Building 6, Ste. 210
Lakewood CO 80401
Facsimile:	(720) 974-7249

With a copy to:

Davis Graham & Stubbs LLP
Attn: Deborah Friedman
1550 17th Street, Suite 500
Denver, CO 80202
Facsimile:	(303) 893-1379

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

9.10           Remedies; Waiver.  To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

9.11           Attorney’s Fees.  In the event of any Action by any party to enforce against another party a right or claim, each party shall pay its own fees, costs and expenses incurred in such Action, and no arbitrator shall have authority to make an award of attorney’s fees in contravention of this provision.  Attorney’s fees incurred in enforcing any final judgment in respect of this Agreement are recoverable as a separate item.

9.12           Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

9.13           Entire Agreement.  This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

9.14           Time is of the Essence.  Time is of the essence in interpreting and enforcing this Agreement.

9.15           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered before one arbitrator by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general commercial litigation or general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator.  The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in New York, New York.

9.16           Expenses.  All fees and expenses incurred by any party hereto shall be paid by such party.

9.17           Disclosures.  Each exception stated in the Schedules attached hereto shall be deemed to be disclosed under any Section of Article III or Article V specifically identified therein and any other Section or Sections to which such disclosure relates.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

STOCKHOLDER:

PERSHING GOLD CORPORATION

By:	/s/ Stephen Alfers
Name: Stephen Alfers
Title: President and Chief Executive Officer

PARENT:

VALOR GOLD CORP.

By:	/s/ Idan Karako
Name: Idan Karako
Title: Chief Executive Officer

BUYER:

VALOR GOLD ACQUISITION CORP.

By:	/s/ Arthur Leger
Name: Arthur Leger
Title: President and Chief Executive Officer

COMPANY:

RED BATTLE CORP.

By:	/s/ David Rector
Name: David Rector
Title: President and Chief Executive Officer